UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 14, 2006

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12333 West Olympic Boulevard Los Angeles, California	90064-1021
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 893-1600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 14, 2006, Teledyne Technologies Incorporated amended and restated its Credit Agreement originally dated as of June 15, 2004, as amended on March 15, 2006. The amendments principally increase the borrowing capacity to $400 million and extend the term of the agreement through the fifth anniversary of the closing date or July 14, 2011. Teledyne has the ability to borrow up to an additional $80 million under the agreement subject to certain conditions. Bank of America, N.A. continues as the Administrative Agent, Swing Line Lender and Letter of Credit Issuer, but the composition of the lending group has changed. The following subsidiaries of Teledyne are also loan parties and guarantors under the agreement: Teledyne Brown Engineering, Inc., Teledyne Continental Motors, Inc., Teledyne Investment, Inc., Teledyne Isco, Inc. and Teledyne Wireless, Inc.
Interest on amounts borrowed under the Amended and Restated Credit Agreement is payable at rates per annum equal to (1) for Base Rate loans, a base rate (the “Base Rate”) equal to the higher of (a) the overnight federal funds rate plus 1/2 of 1% or (b) the prime rate as set by Bank of America; or (2) for Eurodollar loans, the amount determined by dividing (x) the London Interbank Offered Rate by (y) 1.00 minus the reserve percentage issued by the Federal Reserve Board with respect to Eurodollar funding, plus an applicable rate ranging from 0.40% to 1.00% depending on Teledyne’s consolidated leverage ratio (the “Applicable Rate”); or (3) for Swing Line loans, the Base Rate plus the Applicable Rate.
The Amended and Restated Credit Agreement continues to require Teledyne to comply with various financial and operating covenants. For example, (1) Teledyne’s consolidated net worth cannot be less than the sum of $240 million plus 50% of consolidated net income for each fiscal quarter plus 75% of the amount of new equity issuances, (2) Teledyne’s consolidated leverage ratio cannot be greater than 3.0 to 1.0 as of the end of any fiscal quarter, and (3) Teledyne’s consolidated interest coverage ratio cannot be less than 3.0 to 1.0 as of the end of any fiscal quarter.
The Amended and Restated Credit Agreement contains customary events of default, such as (1) failure by Teledyne to pay as required any amount of principal or failure to pay interest within three business days of its due date, (2) failure by Teledyne to perform the covenants contained in the Amended and Restated Credit Agreement, (3) breaches of Teledyne’s representations and warranties in any material respect, (4) failure by Teledyne to make any payment when due in respect of any indebtedness having an aggregate principal amount of more than $20 million or a default under such indebtedness that causes such indebtedness to become due prior to its maturity, or (5) a change of control of Teledyne.
As of July 14, 2006, $30 million in aggregate principal amount was outstanding under the Amended and Restated Credit Agreement.
The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 14, 2006, Teledyne and entered into the Amended and Restated Credit Agreement, as described in Item 1.01.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of July 14, 2006, among Teledyne Technologies Incorporated, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, certain lenders thereunder and certain subsidiaries of Teledyne Technologies Incorporated as guarantors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Dale A. Schnittjer

Dale A. Schnittjer Senior Vice President and Chief Financial Officer
Dated July 17, 2006

EXHIBIT INDEX
Description
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of July 14, 2006, among Teledyne Technologies Incorporated, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, certain lenders thereunder and certain subsidiaries of Teledyne Technologies Incorporated as guarantors.